EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOMETRUST BANCSHARES, INC. ANNOUNCES APPOINTMENT OF NEW CHAIRMAN AND LEAD DIRECTOR

ASHEVILLE, NC – November 25, 2013 – HomeTrust Bancshares, Inc. (the “Company”) (NASDAQ: HTBI), the holding company for HomeTrust Bank (the “Bank”), announced today that Dana L. Stonestreet has been appointed as Chairman of the Board of Directors of the Company and the Bank and that Larry S. McDevitt has been appointed as Lead Director and Vice Chairman of the Board of Directors of the Company and Vice Chairman of the Board of Directors of the Bank.  The appointment of Mr. Stonestreet as Chairman coincides with his becoming Chief Executive Officer of the Company and the Bank effective today, in accordance with the Company’s previously announced CEO succession plan.  Pursuant to that plan, since July 1, 2013, Mr. Stonestreet had been serving as a co-Chief Executive Officer with F. Edward Broadwell, Jr., who retired as Chairman and from the CEO position effective today.  Mr. Broadwell will continue as a director of the Company and the Bank until the Company’s annual meeting of stockholders to be held in the fall of 2014.

Mr. Stonestreet, who has 35 years of banking industry experience, has served on the Bank’s Board of Directors since 2007 and on the Company’s Board since its inception in connection with the Bank’s mutual-to-stock conversion, which was completed in July 2012. He joined HomeTrust Bank in 1989 as Chief Financial Officer, was named Chief Operating Officer in 2003 and became President in 2008. He began his financial services industry career as a CPA with KPMG. He has served in numerous community board roles over the past twenty years, and is Chairman for the Asheville Area Chamber of Commerce, and serves as a director for United Way and the Asheville HUB Community Economic Development Alliance Board.

Mr. McDevitt has served on the Bank’s Board of Directors since 1987 and on the Company’s Board since its inception.  He has been an attorney in private practice in Asheville, North Carolina since 1968 and is a principal of, and past President of, The Van Winkle Law Firm.  He previously served as Mayor of Asheville, as an Asheville City Councilman, and as County Attorney for Buncombe County.

Over Mr. Broadwell’s 48-year leadership of the Company and the Bank, assets grew from $10 million to $1.6 billion, capital grew from $500 thousand to $370 million, and the banking franchise grew from one office in one county to 21 offices in ten counties throughout North Carolina and South Carolina.  In recognition of Mr. Broadwell’s contribution to the financial services industry, he was inducted into the North Carolina Banking Hall of Fame and received the order of the Long Leaf Pine from the Governor of North Carolina in October 2013.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. With $1.67 billion in assets as of September 30, 2013, the community-oriented financial institution offers traditional financial services within its local communities through its 21 full service offices in Western North Carolina, including the Asheville metropolitan area, the “Piedmont” region of North Carolina, and Greenville, South Carolina. The Bank is the 14th largest bank headquartered in North Carolina.

Forward-Looking Statements

Statements in this press release that are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties that could cause actual results to differ materially from the results anticipated in such statements, including increased competitive pressures, changes in the interest rate environment, changes in general economic conditions and conditions within the securities markets, legislative and regulatory changes and other factors described from time to time in documents filed and furnished by HomeTrust Bancshares, Inc. with the Securities and Exchange Commission.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
HomeTrust Bancshares, Inc.
Dana L. Stonestreet - President and Chief Executive Officer
Tony J. VunCannon - Senior Vice President, Chief Financial Officer, and Treasurer
828-259-3939